Exhibit (h)

HILLIARD-LYONS GOVERNMENT FUND, INC.

FIRST AMENDMENT TO THE OMNIBUS ACCOUNT AGREEMENT

THIS FIRST AMENDMENT dated as of December 31, 2006, to the Omnibus Account Agreement, dated as of October 14, 2005, (the “Agreement”), is entered into by and between the Hilliard-Lyons Government Fund, Inc., a Maryland corporation (the “Fund”) and J.J.B. Hilliard, W.L. Lyons, Inc., a Kentucky corporation (the “Broker”).

RECITALS

WHEREAS, the parties have entered into an Omnibus Account Agreement; and

WHEREAS, the Fund and the Broker desire to amend said Agreement; and

WHEREAS, Paragraph 14 of the Agreement allows for its amendment by a written agreement executed by both parties and approved by the Fund’s Board of Directors; and

WHEREAS, the parties would like to amend the Agreement to modify the compensation terms contained in Section 3 of the Agreement.

NOW, THEREFORE, the parties agree as follows:

Section 3 of the Agreement entitled “Compensation” is hereby superseded and replaced with the following:

“In consideration of the services to be provided by Broker, the Fund will pay to Broker:

(a)

a fee for shareholder services, based on the average daily net assets of Fund shares held in the Omnibus Accounts, which fee will be computed daily and paid monthly by the 15th day of the following month, according to the following schedule:

25 basis points on the first $1.25 billion

15 basis points on the next $250 million

13 basis points on the next $500 million

10 basis points on the next $250 million

5 basis points on the amounts over $2.25 billion

(b)

a fee for administration services, at an annual rate of 18 basis points of the average daily net assets of Fund shares held in the Omnibus Accounts, which fee will be computed daily and paid monthly by the 15th day of the following month.

In the event that this Agreement is terminated pursuant to Section 15 prior to the end of a month, the fee for that month shall be calculated on a prorated basis in accordance with the foregoing provisions of this Section 3.”

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HILLIARD-LYONS GOVERNMENT FUND, INC.	J.J.B. HILLIARD, W.L. LYONS, INC.

By:	By:

Title:	Title:

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